As filed with the Securities and Exchange Commission on July 3, 2007
Registration No. 333-143690

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHEARSON FINANCIAL NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0471353
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2470 St. Rose Parkway, Suite 314
Henderson, NV 89074
(Address of Principal Executive Offices)

2007 Stock Incentive Plan
(Full title of the plan)

Michael Barron
2470 St. Rose Parkway, Suite 314
Henderson, Nevada 89074
(702) 868-7900
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock $.001 par value	40,000,000	(2)	$.01075	430,000	13.20*

 * Previously paid
(1)
Computed pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices of the Common Stock as reported on June 11, 2007 on the OTC Electronic Bulletin Board, which was $0.0125 and $0.009, respectively.

(2)	Represents shares issuable under the compensation plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:Michael Barron,  2470 St. Rose Parkway, Suite 314,Henderson, Nevada 89074.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below.

•	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the Commission on April 11, 2007;
•	The Registrant’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2006, as filed with the Commission on May 31, 2007;
•	The Registrant’s 10-QSB for the quarterly period ended March 21, 2007, filed with the Commission on May 21, 2007;
•	The Registrant’s 10-QSB/A for the quarterly period ended June 30, 2006, as filed with the Commission on May 29, 2007;
•	The Registrant’s 10-QSB/A for the quarterly period ended September 20, 2006, as filed with the Commission on May 29, 2007;
•	The Registrant’s 10-QSB/A for the quarterly period ended March 31, 2007, as filed with the Commission on May 30, 2007;
•	The Registrant’s current report on Form 8-K as filed with the Commission on June 15, 2007
•	The Registrant’s current report on Form 8-K/A as filed with the Commission on June 6, 2007
•	The Registrant’s current report on Form 8-K/A as filed with the Commission on April 2, 2007
•	The Registrant’s current report on Form 8-K/A as filed with the Commission on March 9, 2007
•	The Registrant’s current report on Form 8-K/A as filed with the Commission on February 26, 2007
•	The Registrant’s current report on Form 8-K/A as filed with the Commission on February 12, 2007
•	The Registrant's current report on Form 8-K/A as filed with the Commission on February 2, 2007

In addition, all documents subsequently filed with the Securities and Exchange Commission by us pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of thisRegistration Statement.

The description of the Company's Common Stock is incorporated by reference to the Company’s Registration Statement on Form SB-2, as filed with the Commission on July 19, 2006, together with all amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

The legality of the Company’s securities being registered will be passed upon by Sichenzia Ross Friedman Ference, LLP. Certain members or employees of Sichenzia Ross Friedman Ference LLP will receive 12,425,255 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services performed on behalf of the Registrant.

Item 6.  Indemnification of Directors and Officers.

Our Articles of Incorporation provide that, pursuant to Nevada law, our officers and directors shall not be personally liable to Shearson Financial Network for damages for breach of fiduciary duty as a director or officer of Consumer Direct of America. This provision in our Articles of Incorporation does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or the unlawful payment of dividends.

Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in Shearson Financial Network’s best interest. In the case of an action brought by or in the right of Shearson Financial Network, Inc., we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to Consumer Direct of America, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all relevant circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is therefore unenforceable.

Item 7.  Exemption from Registration.

Not applicable.

Item 8.  Exhibits.

 The following exhibits are filed as part of the Registration Statement:

Exhibit No.	Description

5.1	Opinion of Sichenzia Ross Friedman Ference l, LLP*

10.2	2007 Stock Incentive Plan*

23.1	Consent of Pollard Kelley Auditing Services, Inc.

23.2	Consent of Sichenzia Ross Friedman Ference, LLP (included in its opinion filed as Exhibit 5.1)
* Previously filed in Form S-8 Registration Statement on June 13, 2007

Item 9.  Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 3, 2007.

SHEARSON FINANCIAL NETWORK, INC.

By:	/s/Michael A. Barron
Michael A. Barron, CEO

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Barron, CEO of the Registrant, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael A. Barron	Chief Executive Officer and Chairman	July 3, 2007
Michael A. Barron	(principal executive officer)

/s/ Theresa Carlise	Chief Financial Officer	July 3, 2007
Theresa Carlise	(principal financial and accounting officer)

/s/ Lee Shorey	Director	July 3, 2007
Lee Shorey